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                                                                    EXHIBIT 23.3


The Board of Directors
Nastech Pharmaceutical Company Inc.



We consent to incorporation by reference in the registration statement (No.
333-     ) on Form S-8 of Nastech Pharmaceutical Company Inc. of our report dated August 15, 1996, relating to the balance sheet of Nastech Pharmaceutical Company Inc. as of June 30, 1996 and 1995, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended June 30, 1996, which report appears in the December 31, 1996 transitional report on Form 10-K of Nastech Pharmaceutical Company Inc.







New York, New York
June 4, 1997